EXHIBIT 99.1

Element Solutions Inc Announces Pricing of Senior Notes Offering
Miami, Fla., August 4, 2020 – Element Solutions Inc (NYSE:ESI) (the "Company") today announced that it entered into a purchase agreement (the "Purchase Agreement") to sell $800 million aggregate principal amount of 3.875% senior notes due 2028 at an issue price of $1,000 per $1,000 principal amount (the "Notes") in connection with its previously-announced private offering, representing an increase from the original offering size of $400 million. The Notes are being offered solely to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and to non-U.S. persons in accordance with Regulation S under the Securities Act.

The private offering is expected to close on August 18, 2020, subject to customary closing conditions. The Notes will be fully and unconditionally guaranteed on a senior unsecured basis by certain of the Company’s existing domestic subsidiaries.

The Company estimates that the gross proceeds from the sale of the Notes will be approximately $800 million, before deducting estimated fees and expenses. The Company has issued a conditional notice of redemption providing for the redemption (the “Redemption”) of $800 million aggregate amount of its 5.875% senior notes due 2025 (the “Existing Notes”). The Company intends to use the net proceeds from the offering of Notes, together with cash on hand, to pay the consideration for the Redemption, plus accrued and unpaid interest on the Existing Notes, if any, along with fees and expenses incurred in connection with the offering of the Notes and the Redemption.

No assurance can be given that the offering of the Notes will be completed, or, if completed, as to the terms on which it is completed. The Notes and related guarantees have not been registered under the Securities Act or any applicable state securities laws and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This press release does not constitute an offer to sell, or a solicitation of an offer to purchase the Notes or any other securities and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which, or to any person to whom, such an offer, solicitation, or sale is unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

This press release does not constitute a notice of redemption of the Existing Notes.

Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, statements regarding the completion and timing of the offering of the Notes and the Redemption, the Company's planned use of any proceeds from the offering of the Notes and its ability to redeem the Existing Notes pursuant to the related indenture. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, market and other general economic conditions, the Company's and the initial purchasers' ability to satisfy the conditions required to close the offering; the Company’s ability to consummate the Redemption;

the Company’s perception of future availability of equity or debt financing needed to fund its businesses and the risk factors set forth in the periodic reports and other documents filed or to be filed by the Company with the Securities and Exchange Commission, including the Company annual report on Form 10-K for the year ended December 31, 2019 and quarterly report on Form 10-Q for the quarter ended June 30, 2020. These forward-looking statements are made as of the date of this press release and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor Relations Contact:

Yash Nehete
Associate Director, Corporate Development & IR
Element Solutions Inc
1-561-406-8465

Media Contact:

Liz Cohen
Managing Director
Kekst CNC
1-212-521-4845